PAGE 1                                             EXHIBIT (99.5a)

         CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
Raytheon Company

    We consent to the incorporation by reference in the Registration Statements of Raytheon Company on Form S-8 (File No. 33-3723, No. 33-15397, and No. 33-21454) of our report dated June 17, 1994 on our audits of the financial statementy of the United Engineers & Constructors Savings and Investment Plan as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1992, which report report is included in this annual report on Form 11-K

    We also consent to the reference to our firm under the caption "Experts."

/s/ Coopers & Lybrand
    COOPERS & Lybrand


Boston, Massachusetts
June 24, 1994